Exhibit 10.12

EXECUTION VERSION

February 23, 2021

DELIVERED VIA EMAIL

Diane M. Aigotti

[****]

Dear Diane,

This letter agreement (the “Agreement”) confirms the agreed upon terms of your separation from Ryan Specialty Group, LLC, and its subsidiaries and affiliates (collectively, the “Company”) effective March 1, 2021 (the “Separation Date”). Reference is made to the following agreements, which, along with any other written agreement between you and the Company, are collectively referred to as the “Existing Agreements”:

(i)	Incentive Equity Agreement by and between you and the Company, dated November 18, 2010, as amended by the First Amendment to Incentive Equity Agreement, dated January 1, 2011;

(ii)	Employee Unit Grant Agreement by and between you and the Company, dated September 30, 2015, as amended by the Amendment to Employee Grant Unit Agreement dated October 19, 2015;

(iii)	Employee Unit Grant Agreement by and between you and the Company, dated November 20, 2015;

(iv)	Employee Unit Grant Agreement by and between you and the Company, dated April 2, 2018;

(v)	Employee Unit Grant Agreement by and between you and the Company, dated April 15, 2019 (agreements listed in clause (i) to (v), collectively, the “Equity Agreements”);

(vi)	Purchase Agreement by and between you and the Company, dated December 21, 2012;

(vii)	Purchase Agreement by and between you and the Company, dated June 30, 2014;

(viii)	Securities Repurchase Agreement by and between you and the Company, dated 1 April 15, 2019;

(ix)	Offer Letter between you and the Company dated August 4, 2011 (the “Offer Letter”); and

(x)	Fourth Amended and Restated Limited Liability Company Agreement of the Company, effective as of June 1, 2018, as may be amended or restated from time to time (the “LLC Agreement”).

Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in the applicable Existing Agreement.

You and the Company agree to the following terms and conditions:

1. Separation. Effective on the Separation Date, your employment with the Company will terminate, you will cease to be an employee of the Company for all purposes, and you will be deemed to have automatically resigned without the requirement of further notice or action from all positions (including director, officer or fiduciary positions) with the Company, Geneva Re Partners, LLC and Geneva Re Ltd. In full satisfaction of your rights under the Offer Letter and all other plans, programs, and arrangements with the Company you will be entitled to receive the benefits and compensation set forth on Exhibit A in accordance with the terms of this Agreement and the terms governing the applicable benefit or item of compensation.

2. Consulting. From the period commencing on March 2, 2021 and ending on June 30, 2021 (the “Consulting Period”), you will make yourself reasonably available to provide transition and other executive-level services (the “Services”) to the Company as may be reasonably requested by the Company’s Chief Executive Officer, it being understood and agreed that though the parties do not contemplate a minimum hours requirement, you will be expected to act reasonably, responsively and in good faith to help facilitate an orderly and thoughtful transition of your prior duties and responsibilities so as to minimize disruption to the organization. It is understood and agreed that your performance of the Services is as an independent contractor and not as a director, stockholder, officer, employee or partner of the Company, and that your retention as a consultant pursuant to this Agreement will not entitle you to any benefits or compensation as an employee of the Company (including additional vesting of any benefit or compensation) under any plan or arrangement maintained by the Company. It is further hereby understood and agreed that you will be responsible for complying with all applicable laws, rules and regulations concerning taxes, social security contributions, pension fund contributions, unemployment contributions and similar matters with respect to the Consulting Fee (as defined below). Subject to your compliance with this Section and your reasonably satisfactory discharge of the Services, you will be entitled to receive an amount equal to $500,000 (the “Consulting Fee”), to be paid in installments of $125,000 promptly after the end of each month in the Consulting Period. Any extension of the Consulting Period will be subject to the mutual agreement of the parties. Other than the Consulting Fee, you acknowledge and agree you will not be entitled to any other payment, benefit or compensation in connection with, or as a result of, the performance of the Services.

3. Existing Equity. As of the date hereof, you have a total of 4,804,726 Common Units of the Company (all of such Common Units, the “Common Units”), of which (i) 54,726 Common Units were purchased directly by you (the “Purchased Units”), (ii) 2,455,355.2 Common Units previously granted to you pursuant to the Equity Agreements are vested and (iii) 2,294,644.8 Common Units previously granted to you pursuant to the Equity Agreements are unvested (the “Unvested Units”). Subject to your material compliance with the Covenants (as defined in Section 5) and your execution and non-revocation of and compliance with the First Release (as defined in Section 6), and notwithstanding anything to the contrary in the Equity Agreements or the LLC Agreement, the Unvested Units not previously sold, transferred, forfeited or otherwise disposed will contingently vest (the “Accelerated Vesting”) on the earlier of the consummation of an underwritten public offering of equity securities of the Company or successor to, or an affiliate of, the Company (the “IPO”) or the abandonment by the Company of the IPO (as applicable, the “Sale Date”). If the IPO is not completed by September 30, 2021, the IPO shall be deemed abandoned for purposes of this Agreement.

If the Company completes, and does not abandon, an IPO as set forth in this Section, at the Board’s election the Company will either repurchase from you by check or wire transfer of funds, or you will be required to sell in the IPO, all Common Units directly or indirectly owned by you (or common stock received in respect of such Common Units (“Corresponding Shares”)), including any Common Units or Corresponding Shares granted to you, sold to you and/or that have contingently vested pursuant to this Section, for an amount equal to the amount to which you would have been entitled under Section 4.1(c) of the LLC Agreement (as in effect on the date hereof) for this purpose assuming that the aggregate equity value of the Company is such value as determined based on the price of the Company’s (or the Company’s affiliate’s, as applicable) equity securities offered in the IPO, and, for the avoidance of doubt, taking into account all applicable provisions of Article IV of the LLC Agreement, including the effect of any Participation Threshold (as defined in the LLC Agreement) applicable to your Common Units and any reduction to your proceeds for any prior Tax Distributions treated as an advance distribution under applicable provisions of Section 4.1 of the LLC Agreement.

If the Company does not complete and/or abandons an IPO as set forth in this Section, the Company will repurchase from you all Common Units owned by you by check or wire transfer of funds, directly or indirectly, including any Common Units granted to you, sold to you and/or that have contingently vested pursuant to this Section, for an amount equal to the amount to which you would have been entitled under Section 4.1(c) of the LLC Agreement (as in effect on the date hereof) for this purpose assuming that the aggregate equity value of the Company is such value as determined based on the fair market value of the Common Units as of December 31, 2020, based on the unit price for such Common Units as determined by the Board at or around the Board meeting for the first quarter of 2021, which such unit price shall be premised on the multiple in the Houlihan Lokey year-end valuation for the end of the year 2020, and, for the avoidance of doubt, taking into account all applicable provisions of Article IV of the LLC Agreement, including the effect of any Participation Threshold (as defined in the LLC Agreement) applicable to your Common Units and any reduction to your proceeds for any prior Tax Distributions treated as an advance distribution under applicable provisions of Section 4.1 of the LLC Agreement.

You acknowledge and agree that you will not participate in or receive any additional value through any Tax Receivable Agreement or similar agreement, if any, entered into in connection with the IPO. The first $3,000,000 of the after-tax proceeds, if any, that result from the disposition under this Section of contingently vested Common Units or Corresponding Shares will be held in escrow (the “Escrow Amount”) at a third party independent financial institution with all escrow and related fees to be paid by the Company until the date that is eighteen months following the Sale Date, at which point, subject to your material compliance with the Covenants (as defined in Section 5) and your execution of and compliance with the Second Release (as defined in Section 6), the Escrow Amount will be released to you in a lump sum. You will have discretion to direct the investment of the Escrow Amount prior to its release to you; provided, however, that, if the Escrow Amount does not equal or exceed $3,000,000 as of the end of any calendar quarter prior to the release of such amounts to you, you agree to contribute funds to the Escrow Amount equal to the difference between $3,000,000 and the Escrow Amount as of the end of such calendar quarter, and if the Escrow Amount exceeds $3,500,000 as of the end of any calendar quarter prior to the release of such amounts to you, you may withdraw amounts from the escrow equal to the difference between the Escrow Amount and $3,500,000. For the avoidance of doubt, prior to and after the Sale Date, the Existing Agreements (including repurchase and forfeiture provisions) will remain in full force and effect in accordance with their terms, unless otherwise modified under this Agreement; provided that the Company agrees to not exercise its repurchase rights (other than as set forth above after the abandonment of an IPO) so long as you are in material compliance with the Covenants and this Agreement. You agree that your failure to materially abide by the terms of the Covenants or the Releases will be considered a “Restrictive Covenant Breach” under the terms of the Equity Agreements and, accordingly, such failure would result in the forfeiture of all Common Units and/or Corresponding Shares other than the Purchased Units held by you if such Restrictive Covenant Breach occurs prior to the Sale Date, and the Escrow Amount if the Restrictive Covenant Breach occurs at or after the Sale Date. The Company further retains all other remedies for a Restrictive Covenant Breach available in law or equity.

4. Non-Disparagement. You agree that you will not make a public statement, or a statement that could reasonably be expected to become public or encourage or induce others to make a public statement, or a statement that could reasonably be expected to become public, that disparages the Company or its affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided, that, such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its affiliates. Neither the Company nor its executive officers will make a public statement, or a statement that could reasonably be expected to become public, or encourage or induce others to make a public statement, or a statement that could reasonably be expected to become public, that disparages you or your work for the Company. The term “disparage” includes, as it relates to disparagement of the Company, without limitation, comments or statements adversely affecting in any manner (a) the conduct of the business of the Company Entities and Persons, or (b) the business reputation of the Company Entities and Persons. Nothing in this Agreement is intended to or shall prevent any person from (i) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation or order, or (ii) making truthful statements in a required public filing.

5. Restrictive Covenants. You agree that (i) all post-termination duties and responsibilities set forth in the Existing Agreements, including, without limitation, the restrictive covenants and provisions set forth in Section 4 of each of the Equity Agreements and Section 6.6 of the LLC Agreement, continue to apply in accordance with their terms (collectively, and together with Section 4 of this Agreement, the “Covenants”) and (ii) you will comply with the Covenants and each of the Releases. Nothing in this Agreement or any other agreement between you and the Company or any other policies of the Company will prohibit or restrict you, your attorneys or any other individual from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General; (c) accepting any U.S. Securities and Exchange Commission awards; and/or (d) making any other disclosures under the whistleblower provisions of federal law or regulation, including pursuant to the Sarbanes-Oxley Act. In addition, nothing in this Agreement or any other agreement between you and the Company or any other policies of the Company prohibits or restricts you from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you will not be required to notify the Company that such reports or disclosures have been made. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to your attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the Company and you or any other policies of the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6. Releases. Payment of the Transition Benefits (as defined on Exhibit A) and the Consulting Fee are each contingent upon (i) your execution, delivery, and non-revocation of the Release of Claims set forth on Exhibit B no earlier than the Separation Date and not later than 30 days following the Separation Date, with such Release becoming irrevocable 7 days following execution by you (the “First Release”) (ii) your material compliance with the First Release, and (iii) your material compliance with the Covenants through the Sale Date. The Transition Benefits and Consulting Fee will be immediately forfeited or, as applicable, repaid in the event of (x) your revocation of the First Release or any material breach by you of the terms and conditions of the First Release, or (y) any Restrictive Covenant Breach by you prior to the Sale Date, and you acknowledge and agree that any such forfeiture or repayment will not render void or otherwise affect in any way your execution and delivery of the Releases or its validity. Payment of the Escrow Amount is contingent upon (A) your execution, delivery, and non-revocation of the Release of Claims set forth on Exhibit B not later than 30 days following the eighteen month anniversary of the Sale Date, with such Release becoming irrevocable within 7 days following execution by you (the “Second Release” and, along with the First Release, the “Releases”) and (B) your material compliance with the Covenants and the Releases through your delivery of the Second Release, the payment of the Escrow Amount to occur promptly following the time at which your Second Release becomes irrevocable by you. The Escrow Amount will be immediately forfeited in the event of your revocation of the Second Release or any Restrictive Covenant Breach and you acknowledge and agree that any such forfeiture will not render void or otherwise affect in any way your execution and delivery of the Second Release or its validity

7. Tax Matters. The Company may withhold from any and all amounts payable under this Agreement and the Existing Agreements such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that (i) the purchase of Common Units held by you under your Equity Agreements constitutes the purchase of capital assets and (ii) any payments and benefits contemplated under this Agreement that are subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder comply with the requirements thereof, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith and consistent with the intent of (i) and (ii) above.

8. Arbitration. Any dispute concerning, regarding, related to, or arising out of this Agreement, including any allegations of material breaches and forfeitures, will be settled by arbitration before the AAA in Chicago, Illinois, using the AAA’s National Rules for Resolution of Employment Disputes (the “Rules”). Notwithstanding anything to the contrary in those Rules, a panel of three arbitrators shall preside over any such arbitration, with each party selecting one neutral meeting the qualifications as required by the Rules and the party-appointed arbitrators then mutually agreeing upon a chairperson. If the party-appointed arbitrators cannot mutually agree upon a chairperson within 14 days of first attempting to do so, the chairperson shall be appointed by the AAA in accordance with the Rules. Each party shall bear the costs and expenses of their party-appointed arbitrator. The costs and expenses of the chairperson shall be shared equally among the parties. All other AAA fees shall be paid by the Company.

9. Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the exhibits attached hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Existing Agreements). The Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their respective heirs, successors and assigns, provided that you may not assign your rights or obligations hereunder. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

You acknowledge and agree that the terms of your Equity Agreements as it relates to governing law and jurisdiction will also apply to this letter agreement, and that any claims or legal actions arising out of the matters discussed in this letter agreement will be governed thereby.

If you have any questions regarding the terms of this letter agreement, please don’t hesitate to contact me.

Very truly yours,

/s/ Patrick G. Ryan
Patrick G. Ryan
Founder, Chairman and Chief Executive Officer Ryan Specialty Group LLC

[Enclosures]

Acknowledged and agreed, as of February 23, 2021 (date):

By: Diane Aigotti
Name: Diane Aigotti

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SEPARATION AND CONSULTING AGREEMENT